EXHIBIT 10.1

SECURED SUBORDINATED PROMISSORY NOTE

$850,000.00	March 31, 2005

The undersigned, Universal Food & Beverage Company of Virginia, a Virginia corporation, (“Maker”), for value received, and intending to be legally bound hereby, promises to pay to the order of Independence Water Group, LLC, a Virginia limited liability company (“Payee”), at 5010 Townsend Road, Richfield, Ohio 44286, or at such other place or places as the holder hereof may designate in writing, the principal sum of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00), plus interest on the unpaid principal amount from time to time outstanding, at the rate of interest hereinafter provided.

Payments of principal and accrued interest under this Secured Subordinated Promissory Note (this “Note”) shall be made by Maker to Payee as follows:

(i)	Maker shall make monthly payments of accrued interest under this Note, in arrears, with such payments of interest due and payable on the last day of each month commencing on April 30, 2005; and

(ii)	Maker shall make a payment against the principal outstanding under this Note in an amount equal to ten percent (10%) of any funds which Maker’s parent company Universal Food & Beverage Company, a Delaware corporation (“Parent”) or Maker’s affiliated corporation, Universal Food & Beverage Company, a Nevada corporation (“Affiliate”), receives after the date of this Note as a result of any private placement offering conducted by and/or the exercise of warrants issued by Parent and/or Affiliate, with such payments of principal due in the month following any such receipt; and

(iii)	Maker shall make a final payment of all outstanding principal and accrued interest hereunder and such final payment shall be due and payable on March 31, 2006 (the “Maturity Date”).

This Note shall bear interest from the date hereof until September 31, 2005, at an annual rate equal to six percent (6%). If this Note shall remain outstanding after September 31, 2005, the interest on such outstanding balance shall increase to an annual rate of twelve percent (12%) at such time. Interest shall be calculated based upon a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months and charged for the actual number of days elapsed. Interest shall accrue beginning on the date hereof until all amounts due hereunder are paid in full.

This Note is secured by the land, building and equipment of the Maker held in Independence, Virginia. The Maker grants to Payee a subordinated mortgage lien (the “Mortgage Interest”) in and to that certain real property owned by Maker and commonly known as 3122 Elk Creek Parkway, Independence, Virginia. The Maker grants to Payee a subordinated security interest in and to all equipment of Maker held at Maker’s plant in Independence, Virginia (the “Equipment Lien”). Each of the Mortgage Lien and Equipment Lien shall be subordinate to all certain security interests and mortgage liens granted by Maker to Grayson National Bank (“Lender”) in connection with the financing for the purchase of the Property (as such term is defined in that certain Purchase and Sale Agreement dated as of February 28, 2005 by and among Maker and Payee.

It shall be an “Event of Default” hereunder if:

(i)	Maker shall fail to pay, when due (whether by demand, maturity, acceleration or otherwise), any amount of principal hereunder; provided, however, that such failure is not cured within ten (10) calendar days after written notice of such failure is delivered to Maker; or

(ii)	Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law is commenced with respect to Maker, and if such case or proceeding is not commenced by Maker, it is consented to or acquiesced in by Maker or remains undismissed for thirty (30) days.

Upon the occurrence and during the continuation of an Event of Default hereunder, at the option of Payee, the entire unpaid principal balance hereunder, together with all accrued interest thereon, shall become immediately due and payable. In addition, Payee shall be entitled to exercise all rights of Payee hereunder and under applicable law, including, but not limited to those provided to a secured party under the Uniform Commercial Code as in effect in the State of Virginia, without in any way reducing Maker’s obligation to pay any deficiency remaining.

This Note may be prepaid in whole or in part from time to time, without premium or penalty. Any such prepayment shall be applied first to accrued but unpaid interest and then to the unpaid principal balance outstanding.

Notwithstanding any other provisions hereof, payment of this Note is subject to the terms of that certain Subordination Agreement dated of even date herewith by and among Maker, Payee and Grayson National Bank.

This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects, by the statutes, laws and decisions of the Commonwealth of Virginia.

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IN WITNESS WHEREOF, Maker has caused this Secured Subordinated Promissory Note to be executed by its duly authorized representative as of the date first above written.

UNIVERSAL FOOD & BEVERAGE COMPANY OF VIRGINIA

/s/ Duane N. Martin
Duane N. Martin, Chief Executive Officer